EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

CNET Networks, Inc.

We consent to the incorporation by reference in the registration statements (Nos. 333-127785, 333-19997, 333-19962, 333-15569, 333-105563, 333-90739, 333-85374, 333-65224, 333-58724, 333-35458, 333-78247, 333-67325, 333-34491, 333-07671, 333-07667) on Forms S-8 and S-3 of CNET Networks, Inc. of our report dated March 16, 2006, except as to Note 2, which is at January 29, 2007, with respect to the consolidated balance sheets of CNET Networks, Inc. as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity, cash flows, and comprehensive income for each of the years in the three-year period ended December 31, 2005, and the related financial statement schedule, and the report dated March 16, 2006 with respect to management’s assessment of the effectiveness of internal control over financial reporting as at December 31, 2005 which reports appear in the December 31, 2005, amended annual report on Form 10-K/A of CNET Networks, Inc.

As discussed in Note 2, the consolidated balance sheets as of December 31, 2005 and 2004, and the restated consolidated statements of operations, stockholders’ equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2005 have been restated.

KPMG LLP

San Francisco, California
January 26, 2007